Exhibit 99.1

SemGroup Corporation Announces First Quarter 2017 Results

Tulsa, Okla. - May 4, 2017 - SemGroup® Corporation (NYSE:SEMG) today announced first quarter 2017 revenues of $456.1 million with net loss attributable to SemGroup of $10.3 million, or $0.16 per diluted share. This compares with fourth quarter 2016 revenues of $402.2 million with net income attributable to SemGroup of $12.0 million, or $0.18 per diluted share. First quarter 2016 revenues totaled $314.9 million with net loss attributable to SemGroup of $13.9 million, or $0.32 per diluted share. The net loss in first quarter 2017 was primarily due to a $19.9 million charge related to the refinancing of bonds. The refinancing resulted in lowered borrowing costs and extended maturity.

SemGroup's first quarter 2017 Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $60.7 million, compared to $66.2 million in fourth quarter 2016 and $77.7 million in first quarter 2016. Adjusted EBITDA is a non-GAAP measure and is reconciled to net income below.

"In the first quarter, we continued to execute on a number of large projects including our Maurepas Pipeline, which we expect to be completed late second quarter 2017. In addition, we progressed on our Wapiti sour gas plant in Alberta and our STACK play crude extension of the Glass Mountain Pipeline," said SemGroup President and Chief Executive Officer Carlin Conner. "We are excited to have just announced a new natural gas pipeline to connect the extremely active STACK play to our Rose Valley processing plant. This gas project is another great example of how we are leveraging our existing footprint to capture regional opportunities to serve customers and optimize our operations."

Recent Developments
This week, SemGroup announced plans to build a natural gas pipeline to connect its processing complex in northern Oklahoma to the active STACK play in the central portion of the state. The Canton Pipeline is backed by a firm commitment from an investment-grade counterparty and has an initial capacity of 200 million cubic feet per day. With additional compression, the pipeline could be expanded up to 400 million cubic feet per day to serve other producers in the area. The 24-inch-diameter natural gas pipeline will extend approximately 50 miles from SemGroup's Rose Valley gas processing facility in Woods County to north central Blaine County. The pipeline is expected to be in service by year-end 2017.

First Quarter 2017 Dividend and Dividend Guidance
The Board of Directors of SemGroup declared a quarterly cash dividend to common shareholders of $0.45 per share, resulting in an annualized dividend of $1.80 per share. The dividend will be paid on May 26, 2017 to all common shareholders of record on May 15, 2017.

Management reaffirms that dividends will be reviewed annually in December of each year targeting an 8 percent dividend CAGR through 2020. Based upon our current projections, management expects to recommend to the Board of Directors in December 2017 a dividend increase in the range of 6 to 10 percent on an annualized basis.

2017 Financial Guidance
SemGroup is reaffirming its previously announced 2017 guidance of between $270 million and $310 million in Adjusted EBITDA. SemGroup does not provide guidance for net income, the GAAP financial measure most directly comparable to the non-GAAP financial measure Adjusted EBITDA, because Net Income includes items such as unrealized gains or losses on derivative activities or similar items which, because of their nature, cannot be accurately forecasted. We do not expect that such amounts would be significant to Adjusted EBITDA as they are largely non-cash items.

Exhibit 99.1

Management expects to deploy approximately $500 million of capital expenditures in 2017, which includes $60 million of maintenance projects.

Earnings Conference Call
SemGroup will host a conference call for investors at 11 a.m. Eastern tomorrow, May 5, 2017. The call can be accessed live over the telephone by dialing 855-239-1101, or for international callers, 412-542-4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at www.semgroupcorp.com. A replay of the webcast will be available following the call. The first quarter 2017 slide deck will be posted under presentations.

About SemGroup
Based in Tulsa, Okla., SemGroup® Corporation (NYSE:SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
SemGroup’s non-GAAP measure, Adjusted EBITDA, is not a GAAP measure and is not intended to be used in lieu of GAAP presentation of net income (loss), which is the most closely associated GAAP measure. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day to day operations of the business. These items are not considered non-recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as gains on the sale of NGL Energy Partners LP common units, costs related to our predecessor’s bankruptcy, significant business development related costs, significant legal settlements, severance and other similar costs. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to remove these items from our Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions and numerous other factors. We do not adjust for these types of variances.

This measure may be used periodically by management when discussing our financial results with investors and analysts and is presented as management believes it provides additional information and metrics relative to the performance of our businesses. This non-GAAP financial measure has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the

Exhibit 99.1

non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the failure to realize the anticipated benefits of the transaction, consummated on September 30, 2016, pursuant to which we acquired all of the outstanding common units of our subsidiary, Rose Rock Midstream, L.P., not already owned by us; our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs; any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process, market and store; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the loss of, or a material nonpayment or nonperformance by, any of our key customers; the amount of cash distributions, capital requirements and performance of our investments and joint ventures; the amount of collateral required to be posted from time to time in our commodity purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of petroleum products; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit agreement and the indentures governing our senior notes, including requirements under our credit agreement to maintain certain financial ratios; our ability to renew or replace expiring storage, transportation and related contracts; the overall forward markets for crude oil, natural gas and natural gas liquids; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Exhibit 99.1

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Tom Droege
918-524-8560
tdroege@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets	$672,770	$635,874
Property, plant and equipment, net	1,834,400	1,762,072
Goodwill and other intangible assets	182,994	185,208
Equity method investments	432,389	434,289
Other noncurrent assets, net	54,173	57,529
Total assets	$3,176,726	$3,074,972
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$27	$26
Other current liabilities	535,795	488,329
Total current liabilities	535,822	488,355
Long-term debt, excluding current portion	1,140,637	1,050,918
Other noncurrent liabilities	85,922	89,734
Total liabilities	1,762,381	1,629,007
Total owners' equity	1,414,345	1,445,965
Total liabilities and owners' equity	$3,176,726	$3,074,972

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Revenues	$456,100	$314,851	$402,172
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	348,998	196,947	281,139
Operating	52,083	50,192	54,564
General and administrative	21,644	21,060	21,490
Depreciation and amortization	24,599	24,051	24,776
Loss on disposal or impairment, net	2,410	13,307	38
Total expenses	449,734	305,557	382,007
Earnings from equity method investments	17,091	23,071	17,763
Loss on issuance of common units by equity method investee	—	(41)	—
Operating income	23,457	32,324	37,928
Other expenses, net	33,639	58,622	9,809
Income (loss) from continuing operations before income taxes	(10,182)	(26,298)	28,119
Income tax expense (benefit)	95	(21,407)	16,119
Income (loss) from continuing operations	(10,277)	(4,891)	12,000
Loss from discontinued operations, net of income taxes	—	(2)	—
Net income (loss)	(10,277)	(4,893)	12,000
Less: net income attributable to noncontrolling interests	—	9,020	—
Net income (loss) attributable to SemGroup Corporation	$(10,277)	$(13,913)	$12,000
Net income (loss) attributable to SemGroup Corporation	$(10,277)	$(13,913)	$12,000
Other comprehensive income (loss), net of income taxes	6,033	(4,109)	(10,783)
Comprehensive income (loss) attributable to SemGroup Corporation	$(4,244)	$(18,022)	$1,217
Net income (loss) per common share:
Basic	$(0.16)	$(0.32)	$0.18
Diluted	$(0.16)	$(0.32)	$0.18
Weighted average shares (thousands):
Basic	65,692	43,870	65,754
Diluted	65,692	43,870	66,326

Exhibit 99.1

2016 Quarterly Financial Data
(in thousands, except per share amounts, unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenues	$314,851	$287,377	$327,764	$402,172	$1,332,164
Loss on disposal or impairment, net	13,307	1,685	1,018	38	16,048
Other operating costs and expenses	292,250	277,379	316,644	381,969	1,268,242
Total expenses	305,557	279,064	317,662	382,007	1,284,290
Earnings from equity method investments	23,071	17,078	15,845	17,763	73,757
Loss on issuance of common units by equity method investee	(41)	—	—	—	(41)
Operating income	32,324	25,391	25,947	37,928	121,590
Other expenses, net	58,622	9,944	18,684	9,809	97,059
Income (loss) from continuing operations before income taxes	(26,298)	15,447	7,263	28,119	24,531
Income tax expense (benefit)	(21,407)	4,658	11,898	16,119	11,268
Income (loss) from continuing operations	(4,891)	10,789	(4,635)	12,000	13,263
Income (loss) from discontinued operations, net of income taxes	(2)	(2)	3	—	(1)
Net income (loss)	(4,893)	10,787	(4,632)	12,000	13,262
Less: net income attributable to noncontrolling interests	9,020	1,922	225	—	11,167
Net income (loss) attributable to SemGroup	$(13,913)	$8,865	$(4,857)	$12,000	$2,095
Earnings (loss) per share—basic	$(0.32)	$0.20	$(0.09)	$0.18	$0.04
Earnings (loss) per share—diluted	$(0.32)	$0.19	$(0.09)	$0.18	$0.04
Prior quarter amounts above have been restated from the amounts originally reported to correct for an immaterial error identified by management in the fourth quarter related to an under capitalization of interest on certain capital projects. Previously reported interest expense, included in "other expense, net" above, has been decreased by $1.4 million, $0.9 million and $2.5 million for the quarters ended March 31, June 30 and September 30, 2016, respectively, with a corresponding increase to net income. Earnings per basic share was increased by $0.03, $0.02 and $0.05 per share for the quarters ended March 31, June 30 and September 30, 2016, respectively. Capitalized interest recorded for the fourth quarter of 2016 includes an immaterial out of period adjustment of $6.3 million related to under capitalization of interest in the prior year.

Exhibit 99.1

Reconciliation of Net Income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Net income (loss)	$(10,277)	$(4,893)	$12,000
Add: Interest expense	13,867	17,577	8,545
Add: Income tax expense (benefit)	95	(21,407)	16,119
Add: Depreciation and amortization expense	24,599	24,051	24,776
EBITDA	28,284	15,328	61,440
Selected Non-Cash Items and Other Items Impacting Comparability	32,383	62,348	4,765
Adjusted EBITDA	$60,667	$77,676	$66,205
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Loss on disposal or impairment, net	$2,410	$13,307	$38
Loss from discontinued operations, net of income taxes	—	2	—
Foreign currency transaction loss	—	1,469	1,088
Remove NGL equity losses (earnings) including loss (gain) on issuance of common units	(3)	(2,191)	6
Remove loss on impairment or sale of NGL units	—	39,764	—
NGL cash distribution	—	4,873	—
Employee severance and relocation expense	558	259	499
Unrealized loss (gain) on derivative activities	27	(4,548)	(5,107)
Depreciation and amortization included within equity earnings	6,712	6,539	5,071
Non-cash equity compensation	2,757	2,874	3,170
Loss on early extinguishment of debt	19,922	—	—
Selected Non-Cash Items and Other Items Impacting Comparability	$32,383	$62,348	$4,765